Exhibit 99.2

Newfield Exploration Company Announces $300 Million Offering of
Senior Subordinated Notes

FOR IMMEDIATE RELEASE

     Houston — (August 9, 2004) — Newfield Exploration Company (NYSE: NFX) today announced that it intends to commence a private placement offering to eligible purchasers of approximately $300 million of its Senior Subordinated Notes due 2014.

     The offering will be made pursuant to Rule 144A under the Securities Act of 1933. The private offering, which is subject to market and other conditions, will be made only to qualified institutional buyers. Newfield expects to price this offering the week of August 9, 2004. Proceeds of the offering are expected to fund a portion of the purchase price of the recently announced and pending acquisition of Inland Resources Inc.

     The Senior Subordinated Notes will not be or have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Subordinated Notes.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

     **The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The consummation of the pending acquisition described in this release is subject to the satisfaction or waiver of several conditions, one or more of which may not be satisfied or waived.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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